23(d)(1)(i)(i)	Investment Advisory Agreement (Amendment) — Transamerica Balanced dated 11-13-09

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TRANSAMERICA FUNDS
AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
THIS AMENDMENT is made as of November 13, 2009 to the Management and Investment Advisory Agreement dated as of June 25, 1998, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc. on behalf of Transamerica Balanced and Transamerica Templeton Global (each, a “Fund”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	Compensation. Any reference to compensation of Transamerica Balanced is now revised to reflect the following Advisory Fees, effective as of November 13, 2009:
0.75% of the first $500 million
0.65% over $500 million up to $1 billion
0.60% in excess of $1 billion
2.	Fund Deleted. Any references to Transamerica Templeton Global are hereby deleted, in accordance with the liquidation of the Fund, effective as of November 13, 2009.
          In all other respects, the Management and Investment Advisory Agreement dated as of June 25, 1998, as amended, is confirmed and remains in full force and effect.
The parties hereto have caused this amendment to be executed as of November 13, 2009.

TRANSAMERICA FUNDS

By: /s/ Christopher A. Staples
Name: Christopher A. Staples
Title: Vice President
Date: November 13, 2009

TRANSAMERICA ASSET MANAGEMENT, INC.

By: /s/ Dennis P. Gallagher
Name: Dennis P. Gallagher
Title: Senior Vice President, General Counsel and Secretary
Date: November 13, 2009

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